                                                                    EXHIBIT 23.1


              Consent of Independent Certified Public Accountants



The Board of Directors
Spacelabs Medical, Inc.:


     We consent to incorporation by reference in the registration statements (Nos. 33-47480, 33-50296, 33-71444, 33-95342 and 333-15815) on Form S-8 of
Spacelabs Medical, Inc., of our report dated February 4, 2002, except as to Note 17 which is as of March 22, 2002, relating to the consolidated balance sheets of Spacelabs Medical, Inc and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K/A of Spacelabs Medical, Inc.


                                    KPMG LLP

Seattle, Washington
March 22, 2002